UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[X]	Definitive (Revised) Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

YARDVILLE NATIONAL BANCORP

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2465 KUSER ROAD
HAMILTON, NEW JERSEY 08690
May 6, 2004

To Our Shareholders:

      You should have recently received a notice of annual meeting, proxy statement and card in connection with our Annual Meeting of Shareholders to be held on June 3, 2004. Due to an unfortunate processing error, these materials were sent out to shareholders without our 2003 Annual Report. We would like to ask you to kindly disregard those materials and we apologize for any inconvenience.

      Enclosed is our 2003 Annual Report, together with another copy of the Notice of Annual Meeting and Proxy Statement, a new proxy card and a return envelope. We have included a new proxy card so that we can be sure that you have had an opportunity to review our 2003 Annual Report before completing your proxy card. If you have already sent back a proxy card, we ask that you complete, sign and return the enclosed proxy card. Your completed and signed new proxy card will replace your earlier card.

      It is important to us that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please be sure to review the 2003 Annual Report and complete, sign and return the enclosed proxy card so that your shares may be voted in accordance with your wishes.

      Thank you for your cooperation and, again, we apologize for any inconvenience.

Very truly yours,

Patrick M. Ryan
President and Chief Executive Officer

2465 KUSER ROAD
HAMILTON, NEW JERSEY 08690
May 6, 2004

To Our Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Yardville National Bancorp to be held on June 3, 2004 at 10:00 a.m. at The Conference Center at Mercer on the West Windsor Campus of Mercer County Community College, 1200 Old Trenton Road, West Windsor, New Jersey. A map and directions to the meeting are printed on the back cover of this Proxy Statement.

      At this meeting, shareholders will be asked to elect six directors to the Company’s Board of Directors.

      During the meeting, we will also report on the operations of the Company. Directors and executive officers of the Company will be present to respond to any questions you may have. The Company has scheduled a continental breakfast for shareholders immediately preceding the meeting.

      It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend the meeting, please be sure to complete, sign and return the enclosed proxy card so that your shares may be voted in accordance with your wishes. We look forward to seeing you at the meeting.

Very truly yours,

Patrick M. Ryan
President and Chief Executive Officer

2465 KUSER ROAD
HAMILTON, NEW JERSEY 08690

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2004

      Notice is hereby given that the Annual Meeting of Shareholders of Yardville National Bancorp (the “Company”) will be held at The Conference Center at Mercer on the West Windsor Campus of Mercer County Community College, 1200 Old Trenton Road, West Windsor, New Jersey on June 3, 2004 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

•	The election of the six persons named in the accompanying Proxy Statement to serve as directors of the Company until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

•	Such other business as shall properly come before the meeting.

      A map and directions to the meeting are printed on the back cover of this Proxy Statement. Shareholders of record at the close of business on April 23, 2004 are entitled to notice of and to vote at the Annual Meeting. Whether or not you contemplate attending the Annual Meeting, we request that the enclosed proxy be executed and returned to the Company. You may revoke your proxy at any time prior to the voting of your proxy at the Annual Meeting by delivering to the Company a later-dated proxy or a written notice of revocation at or prior to the meeting.

By Order of the Board of Directors,

Daniel J. O’Donnell
Secretary

May 6, 2004

IMPORTANT — PLEASE MAIL YOUR PROXY PROMPTLY

i

2465 KUSER ROAD
HAMILTON, NEW JERSEY 08690

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Yardville National Bancorp (the “Company”) of proxies for use at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m. at The Conference Center at Mercer on the West Windsor Campus of Mercer County Community College, 1200 Old Trenton Road, West Windsor, New Jersey on Thursday, June 3, 2004, or such later date to which the Annual Meeting may be adjourned or postponed. A map and directions to the meeting are printed on the back cover of this Proxy Statement. This Proxy Statement is first being mailed to our shareholders on approximately May 6, 2004.

I.     Information About Voting

How are proxies being solicited?

      This proxy solicitation is being made at the direction of the Board, and we will pay all expenses relating to the solicitation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Company or the Company’s wholly-owned bank subsidiary, The Yardville National Bank (the “Bank”), who will not be compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse those persons for their reasonable expenses.

What is on the agenda for the Annual Meeting?

      The agenda for the Annual Meeting is to:

•	elect six directors; and

•	conduct any other business properly brought before the meeting.

Who can vote?

      You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 23, 2004. Each share of Common Stock you own as of the record date entitles you to one vote on the election of the nominees for director and any other matters that may properly come before the Annual Meeting. As of April 23, 2004, there were 10,452,458 shares of Common Stock outstanding and entitled to vote.

How do I vote if shares are held directly in my name?

      If you hold your shares in certificate form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•	Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

How do I vote if shares are held through a bank, brokerage firm or other nominee?

      If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person; or

•	Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee.

What if I participate in the Company’s Dividend Reinvestment and Stock Purchase Plan?

      If you participate in our Dividend Reinvestment and Stock Purchase Plan (the “Dividend Reinvestment Plan”), you will receive a single proxy covering both the shares of Common Stock you hold in certificate form and the shares of Common Stock held by the Dividend Reinvestment Plan Administrator in your Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock, including any held under the Dividend Reinvestment Plan, will not be voted on your behalf.

How will my proxy be voted?

      Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment. If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee) and fail to instruct your broker or nominee as to how to vote your shares of Common Stock, your broker or nominee may, in its discretion, vote your shares FOR the election of the nominees for director named in this Proxy Statement. At the Annual Meeting, inspectors of election will tabulate ballots cast by shareholders present and voting in person and votes cast by proxy.

What is a broker non-vote?

      A broker non-vote occurs when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the Annual Meeting and are not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. Since the only matter being voted upon at the Annual Meeting is the election of directors, which is not among the specified matters that banks and brokerage firms are prohibited from voting undirected shares, there are not expected to be any broker non-votes at the Annual Meeting.

Can I change my vote after submitting my proxy card?

      Yes. Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting if a later-dated proxy or a written revocation is sent to Daniel J. O’Donnell, Secretary of the Company, at 2465 Kuser Road, Hamilton, New Jersey 08690 (Mailing Address: P.O. Box 8487, Trenton, New Jersey 08650) and received prior to the Annual

Meeting. A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Company at the Annual Meeting prior to the voting of such proxy.

What constitutes a quorum at the Annual Meeting and how are votes counted?

      We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if at least a majority of the outstanding shares of Common Stock are represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of establishing a quorum but otherwise do not count.

How many votes are required for the election of directors?

      Directors are elected by a plurality vote of shares of Common Stock cast in person or by proxy at the Annual Meeting. A “plurality” means that the individuals who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Since the election of directors is based on a plurality of the votes cast, abstentions and broker non-votes have no effect on the outcome of the vote. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon. Shareholders are not entitled to cumulative voting in the election of directors.

How many votes are required for any other proposals that may properly come before the Annual Meeting?

      All other proposals that may properly come before the Annual Meeting or any adjournments thereof will be approved if a majority of the votes cast are voted in favor of the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our Restated Certificate of Incorporation, as amended, or our By-Laws. Abstentions and broker non-votes on such other proposals are considered shares entitled to vote on the proposal and, as such, are the equivalent of a vote against the proposal. We are not aware of any such other proposals at the present time.

II.	Proposal for the Election of Directors

      Our Restated Certificate of Incorporation and By-Laws provide that the number of directors will not be less than five or more than twenty-five and permits the exact number to be determined from time to time by the Board. The Board has fixed the number of directors at twelve. The directors of the Company also serve as directors of the Bank.

      Pursuant to the Restated Certificate of Incorporation, the directors of the Company are divided into three classes, as nearly equal in number as possible, and each class is elected to serve for three-year terms. Class terms expire on a rolling basis, so that typically one class of directors is elected each year. The nominees for director this year are Elbert G. Basolis, Jr., Anthony M. Giampetro, M.D., Patrick M. Ryan, Martin Tuchman, F. Kevin Tylus and Samuel D. Marrazzo. In July 2003, the Board increased the number of directors from eleven to twelve. Mr. Marrazzo was appointed to fill the vacancy created by the increase and has been nominated for a two-year term to expire in 2006 in order to more evenly balance our three classes of directors. The five other nominees have been nominated for three-year terms expiring in 2007. Information about the nominees, the continuing directors and the Board of Directors is contained below.

      If, for any reason, any of the six nominees becomes unavailable for election, the proxies solicited by the Board will be voted for such substituted nominee as is selected by the Board. The Board has no reason to believe that any of the named nominees are not available or will not serve if elected.

Board of Directors

NOMINEES FOR DIRECTOR — TERM EXPIRING IN 2007

Elbert G. Basolis, Jr.	Age: 42	Director Since: 1996

      Elbert G. Basolis, Jr. has served as Vice Chairman of the Board of the Company and the Bank since 2002. Mr. Basolis owns and has served as President of Aqua Control Inc., a water consulting business, since 1985.

Anthony M. Giampetro, M.D.	Age: 68	Director Since: 1994

      Anthony M. Giampetro, M.D. is a physician in private practice.

Patrick M. Ryan	Age: 59	Director Since: 1992

      Patrick M. Ryan has served as President and Chief Executive Officer of both the Company and the Bank since November 1992. Mr. Ryan serves on the Board of Trustees of the New Jersey Bankers Association.

Martin Tuchman	Age: 63	Director Since: 2000

      Martin Tuchman has served as the Chairman of the Board and Chief Executive Officer of Interpool, Inc., a container and leasing corporation, since 1988.

F. Kevin Tylus	Age: 49	Director Since: 1992

      F. Kevin Tylus serves as President, Eastern Region for Great-West Healthcare. Mr. Tylus served as President of CIGNA Dental and Corporate Senior Vice President from November 1999 to December 2002 and as Vice President/ Director of Prudential Health Care Group from July 1995 to November 1999.

NOMINEE FOR DIRECTOR — TERM EXPIRING IN 2006

Samuel D. Marrazzo	Age: 56	Director Since: 2003

      Samuel D. Marrazzo is the owner and operator of Marrazzo’s Thriftway in Robbinsville, New Jersey and Marrazzo’s Market in Ewing, New Jersey. Mr. Marrazzo is also a member of the Executive Committee of Retail Marketing Group, L.L.C.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DR. GIAMPETRO AND MESSRS. BASOLIS, JR., RYAN, TUCHMAN AND TYLUS TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING AND “FOR” THE ELECTION OF MR. MARRAZZO TO THE BOARD OF DIRECTORS FOR A TWO-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING.

DIRECTORS CONTINUING IN OFFICE — TERM EXPIRING IN 2005

Jay G. Destribats	Age: 69	Director Since: 1990

      Jay G. Destribats has served as the Chairman of the Board of both the Company and the Bank since 1990. He also was a Partner in the law firm of Destribats, Campbell, DeSantis & Magee (Counselors at Law) until July 1999 and is now Of Counsel.

Gilbert W. Lugossy	Age: 68	Director Since: 1991

      Gilbert W. Lugossy served as a member of the New Jersey State Parole Board from April 1990 to April 1997 and is now retired.

Christopher S. Vernon	Age: 39	Director Since: 2002

      Christopher S. Vernon has been the owner and President of Mercer Management and Development Inc., a real estate development and management company specializing in distressed properties, since 1983.

DIRECTORS CONTINUING IN OFFICE — TERM EXPIRING IN 2006

Lorraine Buklad	Age: 68	Director Since: 1988

      Lorraine Buklad has served as Funeral Director and President of Buklad Memorial Homes since 1981.

Sidney L. Hofing	Age: 69	Director Since: 1997

      Sidney L. Hofing serves as President and Chief Executive Officer of The Eagle Group, Inc., a real estate development and management company. Mr. Hofing also served as Chairman of General Packaging Services, Inc. from November 1986 to December 1998.

Louis R. Matlack, Ph.D.	Age: 69	Director Since: 1997

      Louis R. Matlack, Ph.D. was a Principal of Matlack Mediation, a mediation services firm, from 1988 to 2000 and is now retired.

Corporate Governance

      The Company’s business is managed under the direction and oversight of the Board. The Board appoints our Chief Executive Officer and senior management team who are responsible for the day-to-day conduct of our business.

      Board of Director and Shareholder Meetings. The Board held eleven meetings during 2003. The directors of the Company also serve as directors of the Bank. The Board of Directors of the Bank holds regularly scheduled meetings once a month and special meetings as circumstances require. During 2003, the Board of Directors of the Bank held twelve meetings. During 2003, each director of the Company attended at least 75% of the aggregate total number of Board meetings of the Company and meetings of the committees of the Board on which such director served. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. All but two of the members of the Board then serving attended our 2003 annual meeting of shareholders.

      Board of Director Independence. As required under new listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that a majority of the Company’s directors are independent directors within the meaning of the applicable

Nasdaq listing standards. The Company’s independent directors intend to meet in required regularly scheduled executive sessions at which only independent directors are present.

      Shareholder Communications. The Board has established a process for shareholders and other interested parties to communicate directly with the Company’s directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our directors may send correspondence to the following address:

Board of Directors
c/o Corporate Secretary
Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey 08690

      In addition, any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters may contact the Company’s Audit Committee by writing to the following address:

Audit Committee
c/o Corporate Secretary
Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey 08690

      The Company’s general policy is to forward as soon as practicable, and not to screen, any mail received by the Company’s Corporate Secretary that is sent to the Board of Directors or any member of the Board, unless the Company believes the communication may pose a security risk.

Committees of the Board of Directors

      The Board has a number of committees, including the Audit Committee, Organization and Compensation/ Stock Option Committee, and Nominating Committee. Information relating to these committees is set forth below.

     Audit Committee

      Membership. Chaired by Mr. Lugossy and including Messrs. Basolis, Jr., Matlack, Tuchman and Tylus, this committee met six times in 2003. Mr. Tylus joined the Audit Committee upon Mr. Vernon’s resignation from the Audit Committee in May 2003. Each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. Commencing on the date of the Annual Meeting, the members of the Audit Committee are expected to be Mr. Lugossy (chairperson) and Messrs. Basolis, Jr., Matlack, Tuchman and Tylus. During 2003, each member of the Audit Committee was “independent” as defined by the applicable rules and regulations of Nasdaq and the Securities and Exchange Commission (the “SEC”).

      Audit Committee Financial Expert. The Board has designated Mr. Tylus as the “audit committee financial expert” as defined under applicable SEC rules and has further determined that Mr. Tylus possesses the requisite “financial sophistication” required under applicable Nasdaq rules.

      Governance and Functions. The Audit Committee is governed by a charter approved by the Board and containing, among other things, the committee’s membership requirements and responsibilities. The

Audit Committee Charter (as amended and restated by the Board on March 24, 2004) is attached to this Proxy Statement as Appendix A. The principal duties of the Audit Committee, among other things, are to:

•	Review the effectiveness and adequacy of the Company’s financial organization and internal controls

•	Review the annual report, proxy statement and other financial representations and ensure that the Company’s financial reports fairly represent our operations

•	Review the effectiveness and the scope of activities of the Company’s independent public accountants

•	Review significant changes in accounting policies

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company, including confidential anonymous submissions by our employees, regarding questionable accounting or auditing matters

•	Appoint and oversee the work of the Company’s independent public accountants

•	Review the independence of the Company’s independent public accountants

•	Pre-approve audit and non-audit services provided by the Company’s independent public accountants

•	Monitor compliance with legal regulatory requirements

•	Review transactions with related parties

     Organization and Compensation/ Stock Option Committee

      Membership. Chaired by Mr. Tylus and including Dr. Giampetro and Messrs. Destribats, Ryan, Basolis, Jr. and Vernon, this committee met five times in 2003. In April 2004, the Board appointed F. Kevin Tylus (chairperson), Anthony M. Giampetro, M.D., Elbert G. Basolis, Jr. and Christopher S. Vernon as the only members of the Organization and Compensation/ Stock Option Committee (the “Compensation Committee”), all of whom are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

      Governance and Functions. The principal duties of the Compensation Committee, among other things, are to:

•	Review and approve compensation policies and practices for our senior executives and directors

•	Establish the total compensation for the Chief Executive Officer and the senior executives of the Company and the Bank

•	Recommend to the Board employment, promotion and annual and long-term compensation arrangements for executive management of the Company and the Bank

•	Review and administer the Company’s stock option plans and other benefits plans

     Nominating Committee

      Membership. Chaired by Mr. Destribats and including Ms. Buklad and Messrs. Hofing, Ryan and Basolis, Jr., this committee met four times in 2003. In April 2004, the Board appointed Elbert G. Basolis, Jr. (chairperson), F. Kevin Tylus, Samuel D. Marrazzo and Lorraine Buklad as the only members of the Nominating Committee, all of whom are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

      Governance and Functions. The Nominating Committee is governed by a charter approved by the Board and containing, among other things, the committee’s membership requirements and responsibilities. The Nominating Committee Charter is attached to this Proxy Statement as Appendix B. The principal duties of the Nominating Committee, among other things, are to:

•	Identify, evaluate and recommend director candidates for the Board’s selection

•	Administer the policy and procedures set forth in the Company’s By-Laws with regard to the consideration of any director candidates recommended by the Company’s shareholders

•	Review and make recommendations on the range of skills, qualifications and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership

•	Identify candidates for the Business Development Board

      Process for Identifying and Evaluating Board Nominees. The Nominating Committee will seek recommendations for director candidates from members of the Nominating Committee, the Board, and senior management. It will consider candidates recommended by any of the foregoing parties or the Company’s shareholders and may consider candidates recommended by other parties. The Company will forward any and all information with respect to director candidates received from the Company’s shareholders to the Nominating Committee. Candidates recommended by the Company’s shareholders in accordance with the procedures outlined on page 25 under the heading “Shareholder Proposals” will receive the same consideration as received by the candidates identified by the Nominating Committee. In evaluating candidates for Board nomination, the Nominating Committee will consider one or more of the following factors, as well as any other factors deemed relevant by the Nominating Committee: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, diversity, technical background, standing in the community, and the needs of the Board in light of the current mix of directors’ skills and attributes. In evaluating incumbent directors for re-election, the Nominating Committee will consider that director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, as well as any other factors deemed relevant by the Nominating Committee.

Board of Directors Compensation

     Employee Directors

      Any director who is also an employee of the Company or the Bank does not receive any additional compensation for his or her service as a director of the Company.

     Non-Employee Directors

      For 2003, non-employee directors of the Company (which includes all directors other than Mr. Destribats and Mr. Ryan) were paid $100 for each Company Board of Directors meeting attended which was not held on the same day as a Bank Board of Directors meeting was held. Non-employee directors were paid a fee of $1,000 per Bank Board of Directors meeting. In 2003, non-employee directors were paid an annual retainer fee of $20,000 in addition to normal Board of Directors and committee fees.

     Board Committees

      Non-employee directors were paid $400 for attending each committee meeting of the Board of the Company or the Bank, with the exception of the Audit Committee where the fee was $500 ($500 in the case of the chairperson of such meeting, $750 in the case of the chairperson of the Audit Committee).

     Deferred Compensation Plan

      Pursuant to a Deferred Compensation Plan that became effective on January 1, 1995, non-employee directors are allowed to defer all or a portion of their fees and retainers. During 2003, the Company matched each director’s deferral at a rate of $.50 per dollar deferred. The annual cost to the Company for 2003 was $121,940. If a participant ceases to be a director for any reason, such participant will at that time be entitled to receive from the Company the aggregate amount of his or her deferred fees and retainers and the Company’s matching contributions, plus earnings on such amount at an annual rate which may vary from year to year. The rate is based upon the prime rate and is adjusted annually. The total amount to which any participating director will be entitled depends upon several factors, including the number of years of participation and the amount of fees and retainers earned and deferred.

     2003 Stock Option Plan for Non-Employee Directors

      In April 2003, the Board adopted the 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Plan”). The 2003 Director Plan was approved by the Company’s shareholders at the 2003 annual meeting of shareholders. The 2003 Director Plan allows for the granting of options to purchase an aggregate of 250,000 shares of Common Stock at an option price to be no less than the market value of the stock on the date options are granted. Options granted under the 2003 Director Plan vest immediately and have a term not to exceed ten years. The 2003 Director Plan provides for a grant of 3,000 options per year to each non-employee director who is a director on the day immediately after each annual meeting of the Company’s shareholders. In addition, the 2003 Director Plan allows for the granting of stock options to new non-employee directors. A total of 27,000 options were granted last year under the 2003 Director Plan.

III.     Security Ownership

Ownership of Management and Certain Beneficial Owners

      The following table shows, as of April 23, 2004, the number of shares of Common Stock beneficially owned by:

•	each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding;

•	each director and nominee for election as director;

•	the Named Executive Officers (as that term is defined on p. 15 of this Proxy Statement); and

•	all of our current directors and executive officers as a group.

	Number of Shares	Percent of Common
Name of Beneficial Owner(1)	Beneficially Owned(2)(3)(4)	Stock(5)

Private Capital Management(6)	914,959	8.75%
Tontine Financial Partners, L.P.(7)	696,467	6.66%
Jay G. Destribats(8)	209,743	1.99%
Patrick M. Ryan(9)	352,750	3.34%
Stephen F. Carman(10)	75,829	*
Timothy J. Losch(11)	68,050	*
Stephen R. Walker	4,418	*
Elbert G. Basolis, Jr.(12)	32,117	*
Lorraine Buklad	144,124	1.38%
Anthony M. Giampetro, M.D.(13)	87,908	*
Sidney L. Hofing(14)	217,990	2.08%
Gilbert W. Lugossy(15)	19,060	*
Samuel D. Marrazzo	18,000	*
Louis R. Matlack, Ph.D.(16)	54,315	*
Martin Tuchman(17)	582,375	5.54%
F. Kevin Tylus(18)	195,668	1.87%
Christopher S. Vernon(19)	70,636	*
Directors and Executive Officers as a group (20 persons)(20)	2,156,717	19.65%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person identified above is c/o Yardville National Bancorp, 2465 Kuser Road Hamilton, New Jersey 08690.

(2)	The number of beneficially owned shares includes shares over which the named person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote, or direct the voting of, such security; or investment power, which includes the power to dispose of, or to direct the disposition of, such security. All shares of a named person are deemed to be subject to that person’s sole voting and investment power unless otherwise indicated.

(3)	Includes shares subject to options granted under the Company’s stock option plans exercisable within sixty (60) days of April 23, 2004 to purchase shares of Common Stock, as follows: Mr. Destribats – 71,000 shares; Mr. Ryan – 117,000 shares; Mr. Carman – 44,800 shares; Mr. Losch – 55,050 shares; Mr. Walker – 4,000 shares, Mr. Basolis, Jr. – 6,000 shares; Ms. Buklad – 6,000 shares; Dr. Giampetro – 6,000 shares; Mr. Hofing – 6,000 shares; Mr. Lugossy – 6,000 shares; Mr. Marrazzo – 3,000 shares; Mr. Matlack – 6,000 shares; Mr. Tuchman – 6,000 shares; Mr. Tylus – 3,000 shares; Mr. Vernon – 6,000 shares; and all directors and executive officers as a group – an aggregate of 469,530 shares.

(4)	Includes shares in the Yardville National Bank Employee Stock Ownership Plan Trust (the “ESOP”) (which includes the allocation for 2003 based upon a preliminary analysis), as follows: Mr. Destribats – 3,358 shares for his own account (and 39,515 shares over which Mr. Destribats, as a trustee of the ESOP, shares voting rights with Mr. Ryan and Mr. Tylus); Mr. Ryan – 3,358 shares for his own account (and 39,515 shares over which Mr. Ryan, as a trustee, shares voting rights with Mr. Destribats and Mr. Tylus); Mr. Carman – 2,717 shares for his own account; Mr. Losch – 2,717 shares for his own account; Mr. Walker – 418 shares for his own account; Mr. Tylus – 39,515 shares over which Mr. Tylus, as a trustee of the ESOP, shares voting rights with Mr. Destribats and Mr. Ryan.

(5)	Shares of the Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of April 23, 2004 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

(6)	Information with respect to beneficial ownership is based on a Schedule 13G filed with the SEC on February 13, 2004. Private Capital Management’s address is 8889 Pelican Bay Blvd., Naples, Florida 34108.

(7)	Information with respect to beneficial ownership is based on a Schedule 13D/ A filed with the SEC on November 11, 2003 (the “13D/ A”) by Tontine Financial Partners, L.P. and certain of its affiliates. The business address of Tontine Financial Partners, L.P. is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(8)	Includes 52,000 shares held in the Destribats Family Trust under which Mr. Destribats is the Trustee, 3,000 shares held by Mr. Destribats’ spouse, and 37,870 shares held by the estate of James J. Kelly of which Mr. Destribats is the executor.

(9)	Includes 1,287 shares held by Mr. Ryan as custodian for his children, 55 shares held by Mr. Ryan’s son, and 2,010 shares held by Mr. Ryan’s spouse as to which Mr. Ryan disclaims beneficial ownership.

(10)	Includes 3,037 shares held jointly with Mr. Carman’s wife and 225 shares held by Mr. Carman as custodian for his child.

(11)	Includes 137 shares held by Mr. Losch as custodian for his son.

(12)	Includes 9,100 shares held by Aqua Control Inc. and 90 shares held by Mr. Basolis, Jr. and his spouse as custodians for their children.

(13)	Includes 26,908 shares held as custodian for his children, 16,400 shares held in the name of Bellarmino-Giampetro Profit Sharing Fund, 24,190 shares held in the name of Bellarmino-Giampetro Pension Voluntary Contribution Plan and 11,540 shares held in the name of Bellarmino-Giampetro-Scheuerman profit sharing plan.

(14)	Includes 181,379 shares held by Mr. Hofing’s spouse and 12,400 shares held in the Hofing Family Limited Partnership.

(15)	Includes 3,110 shares held jointly with Mr. Lugossy’s wife.

(16)	Includes 6,199 shares held in the Matlack Family Trust under which Mr. Matlack is a co-trustee.

(17)	Includes 2,000 shares held by the Tuchman Foundation, 15,300 shares in a retirement account in the name of Mr. Tuchman’s spouse and 50,000 shares issuable upon exercise of stock warrants held by Mr. Tuchman. Mr. Tuchman’s address is 211 College Road East, Princeton, New Jersey 08540.

(18)	Includes 15,785 shares held jointly with Mr. Tylus’ spouse, 125,408 shares owned by Mr. Tylus’ spouse as to which Mr. Tylus disclaims beneficial ownership, 6,660 shares held by Mr. Tylus as custodian for his children.

(19)	Includes 25 shares held jointly with Mr. Vernon’s spouse and 3,000 shares issuable upon exercise of stock warrants held by Mr. Vernon.

(20)	Includes executive officers as in effect on April 23, 2004 and does not include changes in management since that date.

IV.     Shareholder Return Performance Graph

      The following graph shows the percentage change in the cumulative total return performance (assuming reinvestment of dividends) to holders of Common Stock with that of the Total Return Index for the NASDAQ Stock Market (U.S. Companies) and the peer group index of NASDAQ Bank Stocks, both of which are published indexes. The following graph also includes a line of business index published by SNL Industries, an information and research firm in the financial information marketplace (the “SNL Bank Index”). It is anticipated that in future Company proxy statements, the SNL Bank Index will be used instead of the Nasdaq Bank Stock Index. The graph comparison includes the period beginning December 31, 1998 through December 31, 2003. Shares of Common Stock are traded on the Nasdaq National Market System under the symbol “YANB”. The comparison of the cumulative return for each investment assumes that $100 was invested in Common Stock and in each index on December 31, 1998.

	Period Ending

Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Yardville National Bancorp	100.00	84.92	91.35	97.91	138.73	212.14
NASDAQ — Total US	100.00	185.95	113.19	89.65	61.67	92.90
NASDAQ Bank Index*	100.00	96.15	109.84	118.92	121.74	156.62
SNL $1B – $5B Bank Index	100.00	91.91	104.29	126.72	146.28	198.92

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business The University of Chicago 2004. Used with permission. All rights reserved. crsp.com.

The foregoing graph shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

V.     Management

      The following table sets forth the name and age of each current executive officer of the Company and the Bank. Select biographical information concerning these individuals appears below the table. The executive officers are appointed to their respective offices annually.

Name	Age	Position

Jay G. Destribats	69	Chairman of the Board of Directors of the Company and the Bank
Patrick M. Ryan	59	President and Chief Executive Officer of the Company and the Bank
Stephen F. Carman	47	Vice President and Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank
Timothy J. Losch	53	Executive Vice President and Chief Operating Officer of the Bank
Stephen R. Walker	60	Executive Vice President and Chief Information Officer of the Bank
Kathleen O. Blanchard	54	First Senior Vice President and Risk Management Officer of the Bank
Brian K. Gray	41	First Senior Vice President (Retail Banking and Marketing) of the Bank
Howard N. Hall	44	Assistant Treasurer of the Company and First Senior Vice President and Investment Officer of the Bank
Daniel J. O’Donnell	41	Secretary of the Company and First Senior Vice President and General Counsel of the Bank
John P. Samborski	59	First Senior Vice President and Senior Loan Officer of the Bank
Joanne C. O’Donnell	45	Senior Vice President and Chief Credit Administration Officer of the Bank

      See pages 4 and 5 for a description of the business background of Messrs. Destribats and Ryan.

      Stephen F. Carman has served as Vice President of the Company since November 2002 and Treasurer of the Company since May 1992. He has served as Executive Vice President and Chief Financial Officer of the Bank since November 1992 and served as Secretary of the Company from May 1992 to April 2002.

      Timothy J. Losch has served as Executive Vice President and Chief Operating Officer of the Bank since June 1997.

      Stephen R. Walker has served as Executive Vice President and Chief Information Officer of the Bank since January 2003 and served as First Senior Vice President and Chief Information Officer of the Bank from June 2002 to December 2002. Prior to joining the Bank, he served at Merrill Lynch as First Vice President and Chief Technology Officer from 2000 to 2002 and as First Vice President and Director of Core Applications Technology from 1995 to 2000.

      Kathleen O. Blanchard has served as First Senior Vice President and Risk Management Officer of the Bank since March 2004. She served as Senior Vice President and Risk Manager of the Bank from February 2003 to March 2004 and as Vice President and Risk Manager of the Bank from November 2002 to February 2003. She served as Vice President and Compliance Manager for GMAC Bank from November 2002 to October 2003. Prior to joining GMAC Bank, Ms. Blanchard served as Managing Director of Policy and Control for Citigroup Private Banking Group – Residential Real Estate from February 2000 to October 2002.

      Brian K. Gray has served as First Senior Vice President (Retail Banking and Marketing) of the Bank since October 2003. He served as Senior Vice President (Retail Banking and Marketing) of the Bank from January 2003 to September 2003, as Senior Vice President (Marketing) of the Bank from January 2001 to December 2002, and as Vice President (Consumer Lending) of the Bank from October 1999 to December 2000. Prior to joining the Bank in 1999, Mr. Gray was a Consumer Assets Manager for Mellon Bank from March 1992 to October 1999.

      Howard N. Hall has served as Assistant Treasurer of the Company since April 2002 and as First Senior Vice President and Investment Officer of the Bank since January 2003. He served as First Senior Vice President and Controller of the Bank from February 2000 to January 2003 and as Senior Vice President and Controller of the Bank from November 1997 to February 2000.

      Daniel J. O’Donnell has served as Secretary of the Company since April 2002 and as First Senior Vice President and General Counsel of the Bank since January 2003. He served as Senior Vice President and General Counsel of the Bank from January 2001 to December 2002. Prior to joining the Bank in 2001, Mr. O’Donnell was a Partner at the law firm of Destribats, Campbell, DeSantis, Magee & O’Donnell from October 1994 to December 2000.

      John P. Samborski has served as First Senior Vice President and Senior Loan Officer of the Bank since April 2004. He served as First Senior Vice President and Credit Officer of the Bank from January 2003 to April 2004 and as Senior Vice President and Credit Officer of the Bank from October 2001 to January 2003. Mr. Samborski served as Vice President of Citizens Bank of New Hampshire from August 1991 to October 2001.

      Joanne C. O’Donnell has served as Senior Vice President and Chief Credit Administration Officer of the Bank since April 2004. She served as Senior Vice President and Credit Administration Manager of the Bank from October 2003 to April 2004 and as Vice President and Credit Department Manager of the Bank from January 1999 to September 2003.

VI.     Executive Compensation

Summary Compensation Table

      The following table sets forth compensation paid or allocated with respect to the fiscal years ended December 31, 2003, 2002, and 2001 for services rendered in all capacities to the Company and the Bank by the President and Chief Executive Officer of the Company, and the Company’s four most highly compensated executive officers for 2003 other than the Chief Executive Officer, (collectively, the “Named Executive Officers”).

				Long Term
				Compensation Awards

	Annual Compensation				All Other
				Securities Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options/SARs #	($)(1)

Patrick M. Ryan	2003	414,000	128,868	—	29,343
President and Chief	2002	340,000	280,095	—	27,515
Executive Officer	2001	325,000	153,954	—	20,935
Jay G. Destribats	2003	270,000	86,599	—	21,331
Chairman	2002	270,000	140,048	—	20,896
	2001	260,000	76,977	—	15,824
Stephen F. Carman	2003	175,000	14,000	—	20,403
Vice President and Treasurer of the	2002	156,000	30,000	—	17,361
Company, Executive Vice President	2001	150,000	18,000	—	13,358
and Chief Financial Officer of the Bank
Timothy J. Losch	2003	170,000	14,000	—	20,190
Executive Vice President	2002	156,000	20,000	—	17,236
and Chief Operating	2001	150,000	18,000	—	13,074
Officer of the Bank
Stephen R. Walker	2003	165,000	14,000	13,500	14,885
Executive Vice President	2002	72,156	—	10,000	20,000
and Chief Information	2001	—	—	—	—
Officer of the Bank

(1)	Includes, for the fiscal year ended December 31, 2003, the Company’s contributions under the 401(k) Plan for: Mr. Ryan – $6,000, Mr. Destribats – $4,546, Mr. Carman – $4,522, Mr. Losch – $2,502, and Mr. Walker – $571; the estimated cost to maintain executive group term replacement life insurance policies for: Mr. Ryan – $4,617, Mr. Destribats – $6,021, Mr. Carman – $1,751, Mr. Losch – $3,654, and Mr. Walker – $3,550; the cost related to shares granted to each executive under the ESOP (which represents the allocation for 2003 based on a preliminary analysis) for: Mr. Ryan – $10,764, Mr. Destribats – $10,764, Mr. Carman – $10,764, Mr. Losch – $10,764, and Mr. Walker – $10,764; and the costs associated with the payment for up to one week of unused vacation for: Mr. Ryan – $7,962, Mr. Carman – $3,365, and Mr. Losch – $3,269.

Options Granted in Last Fiscal Year

      The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded and issued to the Company’s Chief Executive Officer and the other named Company officers during fiscal 2003. The only Named Executive Officer that received options for the purchase of Common Stock in fiscal 2003 was Mr. Walker in connection with his promotion to Executive Vice President and Chief Information Officer of the Bank.

Potential Realizable
Gain at Assumed
		Percent of			Annual Rates of Stock
		Total			Appreciation for
	Number of	Options			Option Terms
	Shares	Granted to	Exercise		Compounded
	Underlying	Employees in	or Base		Annually ($)
	Options	Last Fiscal	Price	Expiration
Name	Granted (#)	Year	($/Sh)	Date	5%	10%

Patrick M. Ryan	—	—	—	—	—	—
Jay G. Destribats	—	—	—	—	—	—
Stephen F. Carman	—	—	—	—	—	—
Timothy J. Losch	—	—	—	—	—	—
Stephen R. Walker	13,500	12.6%	22.60	11/25/13	191,875	486,249

Option Exercises in Last Fiscal Year and Year-End Option Values

      The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers for the fiscal year ended December 31, 2003 and the year-end amounts and value of shares of Common Stock underlying outstanding options for the Named Executive Officers.

			Number of
			Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
	Shares		Options/SARS at		Options/SARs at
	Acquired		FY-End (#)		FY-End
	on
	Exercise		Exercisable/		Exercisable ($)/
Name	(#)	Value Realized ($)	Unexercisable		Unexercisable($)

Patrick M. Ryan	—	—	117,000/	40,000	1,046,477/	522,500
Jay G. Destribats	—	—	71,000/	20,000	670,876/	261,250
Stephen F. Carman	1,230	18,164	44,800/	8,000	379,951/	104,500
Timothy J. Losch	—	—	55,050/	8,000	510,951/	104,500
Stephen R. Walker	—	—	2,000/	21,500	9,840/	58,261

Employment Agreements

     Patrick M. Ryan

      The Company employs Patrick M. Ryan as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company under an employment contract that became effective January 31, 2003. Mr. Ryan is employed for a period of 24 months commencing January 31, 2003, and the contract automatically renews for successive 12-month periods thereafter unless either of the parties gives notice to the contrary. The employment contract provides for an annual base salary of at least $414,000 in the first year. In addition, Mr. Ryan will receive an annual cash performance bonus equal to a percentage of the profits of the Company, after taxes and before dividend payments. For the first fiscal year during the contract period, the cash performance bonus will equal 1.25% of such profits, if such profits are less than $15,000,000, or 1.4% of such profits, if such profits are $15,000,000 or more. For the second fiscal year during the contract period, Mr. Ryan’s cash performance bonus, as well as any increase in his annual salary, will be subject to the recommendation and approval of the Compensation Committee. The Compensation Committee’s determination regarding the structure of Mr. Ryan’s cash performance bonus is detailed in the Compensation Committee Report beginning on page 19 of this Proxy Statement. Mr. Ryan is also entitled to participate in any employee benefit plan or perquisite arrangement established by the Company or the Bank and available to senior executives and key management employees of the Company or the Bank, and the Bank provides him with an automobile for his personal use. The employment contract may be terminated with or without cause (as defined in the employment contract).

      In the event the employment contract is terminated by the Company, other than for death, disability or cause, within three years after a Change in Control (as defined below), or by Mr. Ryan, other than for death or disability, within six months after a Change in Control, Mr. Ryan will be entitled to receive a lump sum payment within 30 days after the occurrence of such termination (a “Change in Control Termination”) in an amount equal to three times his annual salary at the time of such termination and, in the event of termination by the Company, an amount equal to the cash bonus paid to Mr. Ryan for the most recent fiscal year prior to such termination. In addition, if Mr. Ryan would be liable for an excise tax as a result of such payment, he will be entitled to receive an amount equal to the amount of such excise tax, plus an additional amount sufficient to compensate him for federal and state taxes on such excise tax reimbursement. If the Company terminates the employment contract other than for disability, death or cause, and in the absence of a Change in Control, Mr. Ryan will be entitled to receive a lump-sum payment upon termination equal to the amount that would have been payable to him at his then current annual salary for the remainder of the contract term or 12 months, whichever is greater. For purposes of Mr. Ryan’s employment contract, the term “Change in Control” means:

•	the acquisition by any person or group acting in concert of the beneficial ownership of 40% or more of any class of equity security of the Company, or

•	the approval by the Board of the Company of the sale of all or substantially all of the assets of the Bank or the Company, or

•	the approval by the Board of the Company of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in either of the two foregoing clauses.

      Mr. Ryan also participates in the Bank’s Second Amended and Restated Supplemental Executive Retirement Plan (the “SERP”), the purpose of which is to attract and retain key executives of the Bank by providing them with an additional source of retirement income. Upon his termination of employment at or after age 65, Mr. Ryan will receive a normal retirement benefit equal to 60 percent of his average cash compensation in the three calendar years out of the current year and the five years preceding his retirement that produce the highest average. The benefit is payable, at Mr. Ryan’s election, in the form of 180 monthly installment payments or an actuarially equivalent lump sum. Based on assumptions used in connection with the adoption of the SERP, Mr. Ryan’s annual benefit would be approximately $425,000 at age 65. If Mr. Ryan terminates employment prior to age 65, the normal retirement benefit would be reduced proportionately to reflect Mr. Ryan’s age and years of participation in the SERP as of his termination date. No benefits are payable under the SERP if Mr. Ryan’s employment is terminated for cause.

      In the event of Mr. Ryan’s death while in active service with the Bank, his beneficiaries would be entitled to receive a SERP benefit calculated as if Mr. Ryan had attained normal retirement age prior to his death. If Mr. Ryan dies after payments under the SERP have begun, his beneficiaries would receive all remaining payments. In the event of Mr. Ryan’s disability while employed by the Bank, the SERP would provide him with a monthly payment through age 65 equal to 100 percent of his final average compensation reduced by social security disability benefits and benefits payable under the Bank’s long-term disability program. The SERP disability benefit would be reduced to 70 percent of final average compensation when Mr. Ryan attained age 65 assuming that his other disability benefits end at age 65.

      If, during the three-year period following a change in control of the Company (as defined in the SERP), Mr. Ryan’s employment with the Bank is involuntarily terminated or Mr. Ryan voluntarily terminates employment in certain circumstances that amount to a constructive termination, Mr. Ryan would be entitled to receive his normal retirement benefit without regard to his age and service at termination and based on his final average compensation prior to termination. Under the SERP, events constituting a constructive termination would include reduction in Mr. Ryan’s position, authority, compensation or benefits or a required relocation of his place of employment more than 35 miles from its location prior to the change in control.

     Jay G. Destribats

      The Company employs Jay G. Destribats as Chairman of the Board of the Company and as Chairman of the Board of the Bank under an employment contract that became effective as of January 31, 2003. The terms of Mr. Destribats’ employment contract are comparable to the terms of Mr. Ryan’s employment contract, but Mr. Destribats’ employment contract provides for (i) an annual salary of at least $270,000 in the first year of the contract period and (ii) a cash performance bonus equal to 0.84% of profits, if profits are less than $15,000,000, or 0.93% of such profits, if such profits are $15,000,000 or more for the first fiscal year during the contract period. For 2004, the Compensation Committee has established a cash performance bonus for Mr. Destribats equal to 1% if profits exceed $17,850,000 and 0.83% if profits are between $10,000,000 and $17,850,000. In the event that the Company’s net profits in 2004 are less than $10,000,000, no cash performance bonus will be paid to Mr. Destribats. Mr. Destribats also participates in the SERP with a normal retirement benefit equal to 60 percent of his final average compensation and a normal retirement age of 70. Based on assumptions used in connection with the adoption of the SERP, Mr. Destribats’ annual benefit would be approximately $221,000 at age 70.

     Stephen F. Carman

      The Company employs Stephen F. Carman as Executive Vice President and Chief Financial Officer of the Bank under an employment contract that became effective as of January 31, 2003. The employment contract provides that Mr. Carman will receive an annual salary of not less than $175,000 in the first year of the contract, and will receive, if performance levels are met, an increase in such first year salary equal to not less than 2.5% in the second year of the contract. Based on the Bank’s financial performance in 2003, Mr. Carman received the minimum 2.5% salary increase for 2004 as required by his employment contract. The terms of Mr. Carman’s employment contract are otherwise comparable to the terms of Mr. Ryan’s contract, except that Mr. Carman’s contract does not provide for an annual bonus and provides for a lump-sum payment equal to three times Mr. Carman’s annual salary in the event of a Change in Control Termination by the Company and two times Mr. Carman’s salary in the event of a Change in Control Termination by Mr. Carman. Mr. Carman also participates in the SERP with a normal retirement benefit equal to 40 percent of his final average compensation and a normal retirement age of 60. Based on assumptions used in connection with the adoption of the SERP, Mr. Carman’s annual benefit would be approximately $184,000 at age 60.

     Timothy J. Losch

      The Company employs Timothy J. Losch as Executive Vice President and Chief Operating Officer of the Bank under an employment contract that became effective as of January 31, 2003. The employment contract provides that Mr. Losch will receive an annual salary of not less than $170,000 in the first year of the contract, and will receive, if performance levels are met, an increase in such first year salary equal to not less than 2.5% in the second year of the contract. Based on the Bank’s financial performance in 2003, Mr. Losch received the minimum 2.5% salary increase for 2004 as required by his employment contract. The terms of Mr. Losch’s employment contract are otherwise comparable to the terms of Mr. Ryan’s contract, except that Mr. Losch’s contract does not provide for an annual bonus and provides for a lump-sum payment equal to three times Mr. Losch’s annual salary in the event of a Change in Control Termination by the Company and two times Mr. Losch’s salary in the event of a Change in Control Termination by Mr. Losch. Mr. Losch also participates in the SERP with a normal retirement benefit equal to 40 percent of his final average compensation and a normal retirement age of 65. Based on assumptions used in connection with the adoption of the SERP, Mr. Losch’s annual benefit would be approximately $137,000 at age 65.

     Stephen R. Walker

      The Company employs Stephen R. Walker as Executive Vice President and Chief Information Officer of the Bank under an employment contract that became effective as of January 31, 2003. The employment contract provides that Mr. Walker will receive an annual salary of not less than $165,000 in the first year of the contract, and will receive, if performance levels are met, an increase in such first year salary equal to not less than 2.5% in the second year of the contract. Based on the Bank’s financial performance in 2003, Mr. Walker received the minimum 2.5% salary increase for 2004 as required by his employment contract. The terms of Mr. Walker’s employment contract are otherwise comparable to the terms of Mr. Ryan’s contract, except that Mr. Walker’s contract does not provide for an annual bonus or SERP, and provides for a lump-sum payment equal to three times Mr. Walker’s annual salary in the event of a Change in Control Termination by the Company and two times Mr. Walker’s salary in the event of a Change in Control Termination by Mr. Walker.

Compensation Committee Report

      The following report was prepared by the Compensation Committee, which was comprised during 2003 of Mr. Tylus (Chairman), Dr. Giampetro and Messrs. Basolis, Jr., Vernon, Destribats and Ryan. Messrs. Destribats and Ryan did not participate in voting on matters relating to their compensation. The Compensation Committee is responsible for establishing and overseeing policies governing compensation programs for executive-level officers of the Company and the Bank in order to attract, motivate and retain key executives responsible for the financial performance of the Company and the Bank. The Company’s financial performance is in large part due to the talent and efforts of the Company’s executive officers.

     Compensation Policies

      The Company’s executive compensation policies and specific compensation programs are intended to further the principal objective of maximizing long-term shareholder value. The Compensation Committee believes that this objective, and the long-term interests of shareholders, are best achieved by attracting and retaining high-quality management in a highly regulated and competitive industry. Accordingly, the Company believes that executive compensation shall be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork. The ultimate purpose of executive compensation policies and programs is to retain the productive management team that is in place, to attract additional high-quality executives and to motivate the entire management team to put forth maximum efforts toward achieving the Company’s financial and business objectives. The Compensation Committee believes the executive compensation policies and programs are consistent with this policy.

      Within the overall philosophy, the Compensation Committee has established specific objectives to:

•	offer a total compensation program that is competitive and consistent with compensation levels for executive officers holding positions of comparable responsibility in the banking industry;

•	promote achievement of annual financial and business objectives of the Company and the Bank;

•	motivate key executives to fulfill their responsibilities in meeting the business objectives of the Company and the Bank; and

•	reward executives for long-term strategic management and the enhancement of shareholder value.

     Compensation Programs

      There are four major components of the Company’s executive compensation programs:

•	base annual salary;

•	annual cash incentives;

•	long-term incentives; and

•	retirement and other benefits.

      In setting annual base salary levels and annual incentives for executive officers, the Compensation Committee evaluates the responsibilities of the position held, job complexity, knowledge and the required experience of the individual, as well as consideration of compensation practices for comparable positions within the banking industry. In addition, the performance of each individual executive officer is considered, as well as the Company’s overall financial performance for the previous fiscal year and the contributions to such performance made by the executive officer and his or her department. However, the Compensation Committee does not apply any specific formula or assign any specific weights to these factors in making compensation decisions.

      Long-term incentive awards consist of options to acquire shares of Common Stock under the Company’s stock option plans. The only Named Executive Officer that received options to purchase Common Stock in fiscal 2003 was Mr. Walker in connection with his promotion to Executive Vice President and Chief Information Officer of the Bank. Based on the Company’s performance in 2003, the Compensation Committee believed that the level of equity incentives for Mr. Ryan was appropriate to align the interests of Mr. Ryan with the long-term interests of shareholders.

      In addition, as part of the total compensation provided for Mr. Ryan and the other executive officers, the Company and the Bank maintain various retirement and other benefit plans, which may include a Supplemental Executive Retirement Plan, the 401(k) Plan and participation in the Employee Stock Ownership Plan.

      The Compensation Committee believes making these various long-term compensation programs available to executive officers, coupled with annual base salaries and annual cash incentives, further the objectives of the Compensation Committee of aligning the interests of executive officers with the interests of long-term shareholders.

      During 2003, Mr. Ryan, the Chief Executive Officer of the Company and the Bank, and the other executive officers were serving pursuant to employment agreements which commenced in January 2003 (the “2003 Employment Agreements”) with the approval of the Compensation Committee, for a two-year term, each of which provided for an initial base annual salary with increases and annual cash bonuses in the discretion of the Compensation Committee, subject to certain specified minimum annual increases in base salaries and annual cash incentives. The annual cash performance incentive for 2003 is specified in Mr. Ryan’s 2003 Employment Agreement and the Compensation Committee is permitted in its discretion to determine Mr. Ryan’s 2004 cash performance incentive.

      In determining Mr. Ryan’s annual cash performance bonus for 2003, the Compensation Committee reviewed the Company’s financial performance. In 2003, net income declined 26.4% to $10.3 million compared to $14.0 million for 2002. This decrease was principally due to asset quality issues on selected credits and non-interest expenses associated with the ongoing implementation of the Company’s retail strategy. Notwithstanding the financial performance of the Company in 2003, the Compensation Committee noted Mr. Ryan’s integral role in the progress made towards achieving the strategic objective of enhancing the Company’s franchise value. Under Mr. Ryan’s leadership and direction, the Bank opened three new branches in 2003, including the first branch acquisition in the Bank’s history. The execution of its retail strategy has resulted in the expansion of the Bank’s geographic footprint and the addition of lower cost core deposits. Together with loan growth of 20.8%, these improvements increased net interest income by 14.4% and improved the net interest margin in 2003. In addition, the Compensation Committee considered Mr. Ryan’s significant contributions to the business development efforts of the Bank and his extensive community leadership and involvement. Based on its analysis of the foregoing factors and the other considerations described above, the Compensation Committee approved the minimum annual cash performance bonus for 2003 as specified in Mr. Ryan’s 2003 Employment Agreement. As a result, Mr. Ryan’s cash performance bonus, based on a percentage of the Company’s net profits under his 2003 Employment Agreement, totaled $128,868 for 2003.

      For 2004, the Compensation Committee identified banks of similar size and obtained comparative compensation data in order to facilitate the determination of Mr. Ryan’s total compensation. It is the Compensation Committee’s intention to compensate Mr. Ryan at or above approximately the mid-point or higher of comparable positions within the identified banks, retain his services, and provide motivation to further the business objectives of the Company and the Bank. After evaluating the results of the foregoing review as well as the Company’s financial and strategic performance in 2003 and Mr. Ryan’s contributions discussed above, the Compensation Committee determined that Mr. Ryan’s base annual salary will remain at $414,000 for 2004 and established an increase for the total possible compensation for Mr. Ryan in 2004. Pursuant to his 2003 Employment Agreement, the Compensation Committee provided Mr. Ryan the opportunity to receive a cash performance bonus based on the net profits of the Company. For Mr. Ryan to achieve the highest cash performance bonus of 1.50% of the Company’s net profits in 2004, the net profits of the Company after taxes and before dividend payments must be in excess of $17,850,000. If the Company’s net profits are less than $17,850,000, then a cash performance bonus of 1.25% will be paid to Mr. Ryan. In the event that the Company’s net profits in 2004 are less than $10,000,000, no cash performance bonus will be paid to Mr. Ryan. Mr. Ryan was not present for the discussions, deliberations or voting of the Compensation Committee concerning the establishment of his 2004 base annual salary or cash performance bonus determination.

SUBMITTED BY THE ORGANIZATION AND

COMPENSATION/ STOCK OPTION COMMITTEE

F. Kevin Tylus, Chairperson

Elbert G. Basolis, Jr.
Anthony M. Giampetro, M.D.
Jay G. Destribats
Patrick M. Ryan
Christopher S. Vernon

April 28, 2004

The foregoing Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

Compensation Committee Interlocks and Insider Participation

      F. Kevin Tylus, Elbert G. Basolis, Jr., Jay G. Destribats, Anthony M. Giampetro, M.D., Patrick M. Ryan and Christopher Vernon served as members of the Compensation Committee during 2003. Dr. Giampetro and Messrs. Tylus, Basolis, Jr. and Vernon have never served as executives of the Company. Mr. Ryan currently serves as the Company’s President and Chief Executive Officer. Mr. Destribats currently serves as the Chairman of the Company. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members. Messrs. Destribats and Ryan did not participate in any matters before the Compensation Committee relating to their compensation. All actions taken by the Compensation Committee relating to 2003 compensation were ratified and approved by the entire Board (with interested members abstaining). In April 2004, the Board approved F. Kevin Tylus (chairperson), Anthony M. Giampetro, M.D., Elbert G. Basolis, Jr. and Christopher S. Vernon as the only members of the Compensation Committee, all of whom are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

VII.     Certain Transactions With Directors and Officers

      Certain directors and officers of the Company and the Bank and their associates are, or have been in the past, customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. During 2003, several of the directors and officers of the Company and the Bank and their associates had outstanding loans from the Bank. None of these loans were past due or on non-accrual status as of December 31, 2003. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of the Company and the Bank, did not involve more than normal risks of collectibility or present other unfavorable features.

      The following is a summary of additional material relationships or transactions with the Company’s directors, nominees for director, executive officers and their affiliates.

•	In October 1999, upon expiration of the initial five-year term, the Bank renewed its lease for a five-year period for its Trenton, New Jersey branch office, which is owned by The Lalor Urban Renewal Limited Partnership. The Lalor Corporation, which is the general partner of the limited partnership is owned by Sidney L. Hofing, a director of the Company and the Bank. Under the lease, the Bank is obligated to pay approximately $2,600 per month, excluding utilities and maintenance expenses.

•	In April 2000, the Bank signed a five-year lease with three five-year renewal options for its branch in Marrazzo’s Thriftway in West Trenton, New Jersey. The property is owned by Serenity Point LLC. Samuel D. Marrazzo, a director of the Company and the Bank, has an ownership interest in Serenity Point LLC and owns and operates Marrazzo’s Thriftway. Under the terms of the lease, which was executed prior to Mr. Marrazzo becoming a member of the Board, the Bank is obligated to pay approximately $2,100 per month excluding utilities and maintenance expenses.

•	In July 2000, the Bank signed a ten-year lease with four five-year renewal options for its Lawrence, New Jersey branch office. The property is owned by Union Properties LLC. Sidney L. Hofing, a director of the Company and the Bank, has an ownership interest in Union Properties LLC. Under the terms of the lease, the Bank is obligated to pay approximately $7,300 per month, excluding utilities and maintenance expenses.

•	In May 2001, the Bank signed a ten-year lease with three five-year renewal options for its Bordentown, New Jersey branch office. The Bank acquired the property from the bankruptcy estate of a borrower and sold the property to BYN LLC, a limited liability company of which Sidney L. Hofing, a director of the Company and the Bank, is a member. The purchase price was $537,000. Under the terms of the lease, the Bank is obligated to pay approximately $7,000 per month, excluding utilities and maintenance expenses.

•	In October 2001, the Bank signed a fifteen-year lease with three five-year renewal terms for its Hunterdon County Regional Headquarters. The property is owned by FYNB, LLC. Sidney L. Hofing, a director of the Company and the Bank had an ownership interest in FYNB, LLC, but several members of Mr. Hofing’s family including his spouse continue to have an ownership interest. Under the terms of the lease, the Bank is obligated to pay approximately $17,500 per month, excluding utilities and maintenance expenses.

•	In June 2003, the Bank sold its former operations building to Christopher S. Vernon, a director of the Company and the Bank. The purchase price was $650,000 and the Bank recorded a gain of $429,000 in the second fiscal quarter of 2003. The Bank is currently leasing the basement of the building on a monthly basis. Under the terms of the lease, the Bank is required to pay $2,783 per month, excluding utilities and maintenance expenses.

VIII.     Audit-Related Information

Relationship with Independent Auditors

      The Audit Committee has selected KPMG LLP (“KPMG”) as the independent public accountants for the Company for the fiscal year ending December 31, 2004. KPMG has advised the Company that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

      The following table presents the aggregate fees, billed or accrued, for the years ended December 31, 2003 and 2002 for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for those years. Also presented are fees billed for other services rendered by KPMG.

Fee Category	2003 Fees ($)	2002 Fees ($)

Audit Fees(1)	208,500	297,000
Audit-Related Fees(2)	28,900	22,200
Tax Fees(3)	0	0
All Other Fees(4)	38,300	0

Total Fees	275,700	319,200

(1)	Audit Fees consist of fees billed for professional services rendered by KPMG for the audit of the Company’s financial statements and the review of the Company’s quarterly reports on Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on other financial accounting and reporting related matters.

(3)	No tax services were rendered by KPMG.

(4)	All Other Fees consist of fees billed for all other services not included above. In 2003, KPMG rendered strategic planning services to the Board.

      The Audit Committee’s Charter (as described below) includes a formal policy concerning the pre-approval of audit and non-audit services (including the fees and terms thereof) to be provided by the independent accountants of the Company, subject to the de minimus exceptions (the “de minimus exceptions”) for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The Chairman of the Audit Committee is authorized to execute any engagement letter or agreement with KPMG for and on behalf of the Company. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate with the authority to grant pre-approvals of permitted non-audit services subject to the de minimus exceptions, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2003. The Audit Committee has considered whether the provision of services after the audit services (as specified above) is compatible with maintaining KPMG’s independence and has determined that provision of such services has not adversely affected KPMG’s independence.

Audit Committee Report

      During 2003, the Audit Committee was comprised solely of independent directors and operates under a written charter adopted by the Board. The complete text of the charter (as amended and restated by the Board on March 24, 2004) is attached to this Proxy Statement as Appendix A. The composition of the Audit Committee, the attributes of its members and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable Nasdaq and SEC requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

      The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditors.

      In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent auditor to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

      Based upon the reports and discussions in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Committee’s charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

Gilbert W. Lugossy, Chairperson

Elbert G. Basolis, Jr.
Louis R. Matlack, Ph.D.
Martin Tuchman
F. Kevin Tylus*

April 28, 2004

*	Mr. Tylus joined the Audit Committee in May 2003.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

IX.     Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (“ten-percent holders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent holders were complied with, except that a report on Form 4 for the fiscal year ended December 31, 2002 was untimely filed in 2003 by Martin Tuchman (reporting the receipt of shares of the Company’s common stock upon the dissolution of an entity in which Mr. Tuchman held an interest) and a report on Form 4 was untimely filed in 2003 by F. Kevin Tylus (reporting Mr. Tylus’ wife’s beneficial ownership (and disclaiming Mr. Tylus’ beneficial ownership) with respect to shares of the Company’s common stock previously held by the estate of the parents of Mr. Tylus’ wife).

Equity Compensation Plan Information

      The following table sets forth information, as of the end of the fiscal year ended December 31, 2003, with respect to compensation plans under which the Company is authorized to issue shares of Common Stock.

	Number of Shares to	Weighted-Average	Number of Shares
	be Issued Upon	Exercise Price of	Remaining Available for
	Exercise of	Outstanding	Future Issuance under
	Outstanding	Options,	Equity Compensation Plans
	Options, Warrants	Warrants and	(excluding securities
Plan Category	and Rights	Rights	reflected in first column)

Equity compensation plans approved by security holders (1)	912,078	$14.58	339,700
Equity compensation plan(s) not approved by security holders	—	—	—

Total	912,078	$14.58	339,700

(1)	These plans consist of the Yardville National Bancorp 1997 Stock Option Plan and the 2003 Director Plan.

Annual Report

      A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of Common Stock on April 23, 2004, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Shareholders immediately preceding this Proxy Statement.

Shareholder Proposals

      A shareholder who wishes to nominate any individual as a director or have the shareholders take any action at the Annual Meeting of Shareholders in 2005 shall notify the Secretary of the Company at 2465 Kuser Road, Hamilton, New Jersey 08690 by registered mail, return receipt requested, by April 4, 2005. Any such notice by a shareholder shall specify (a) the name of the shareholder who will make the nomination or proposal or on whose behalf the proposal or nomination will be made, (b) the names of all other shareholders who are acting directly or indirectly with the proposing shareholder or have an understanding directly or indirectly with the proposing shareholder, (c) the number of shares which the shareholder reasonably anticipates may be voted in favor of the proposal, and (d) the name, address and business background of any nominee and/or the full text of any proposal. In order for a shareholder proposal to be included in the Company’s Proxy Statement for the Annual Meeting of Shareholders in 2005, in addition to meeting all of the requirements set forth above, and all requirements of applicable securities laws, the Company must receive the proposal by January 6, 2005.

By Order of the Board of Directors,

Daniel J. O’Donnell
Secretary

Appendix A

YARDVILLE NATIONAL BANCORP

AUDIT COMMITTEE CHARTER
(Approved March 24, 2004)

Purpose

      The Audit Committee is appointed by the Board to monitor (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market, Inc., Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices.

      The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. Vacancies on the Audit Committee shall be filled by the Board, and Audit Committee members may be replaced by the Board. Unless a Chairman of the Audit Committee is elected by the full Board, the members of the Audit Committee may designate a Chairman of the Audit Committee by majority vote of the full Committee Membership.

Meetings

      The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business. Minutes of each meeting of the Audit Committee should be recorded. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Audit Committee. The Audit Committee may also act by unanimous written consent without a meeting. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. In addition, the Audit Committee (or at least its Chairman) should meet with the independent auditors and management quarterly to review the Company’s financial statements and related materials consistent with the items under “Financial Statement and Disclosure Matters” below. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

      The Audit Committee shall have the sole authority to appoint, retain or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Audit Committee.

      The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Chairman of the Audit Committee shall be authorized to execute any such engagement letter or agreement with the independent auditors for and on behalf of the Company.

      The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate with the authority to grant pre-approvals of permitted non-audit services subject to the de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

      In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; to any advisors retained by the Audit Committee; and ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The independent auditors are ultimately accountable to, and the selection, evaluation and replacement of such auditors are the responsibility of, the Audit Committee.

      The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Board shall annually review the Audit Committee’s performance.

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in this Charter. However, in carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to assure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements.

      Accordingly, the Audit Committee shall:

          Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO, or the Company’s Disclosure Committee or any member thereof, during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

          Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company consistent with Independent Standards Board Standard 1. Evaluate the qualifications, performance and independence of the independent auditor, including actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and taking, or recommending that the full Board take, appropriate action to oversee the independence of the independent auditor, considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

          Oversight of the Company’s Risk Management Department, including the Internal Audit Function

15.	Have the sole authority to appoint or replace the members of the Risk Management Department as well as review the appointment and replacement of the senior internal auditing executive. The Risk Management Department shall report directly to the Audit Committee.

16.	Review the significant reports to management prepared by the Risk Management Department and management’s responses.

17.	Establish and review the Risk Management Department (including the internal audit function) responsibilities, budget and staffing and any recommended changes in the responsibilities, budget and staffing of the Risk Management Department (including the planned scope of the internal audit).

          Financial Reporting Processes

18.	In consultation with the independent auditors, review the integrity of the Company’s financial reporting processes, both the processes within the Company and those related to financial reporting provided by the Company to any governmental authorities and the public.

19.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

20.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management.

          Compliance Oversight Responsibilities

21.	Obtain from the independent auditor assurance that it has not detected or otherwise become aware of information indicating that an illegal act has or may have occurred pursuant to Section 10A(b) of the Exchange Act.

22.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

23.	Review and approve all related party transactions disclosable pursuant to Item 404(a) of Regulation S-K.

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements, accounting policies or internal controls.

26.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Appendix B

YARDVILLE NATIONAL BANCORP

NOMINATING COMMITTEE CHARTER
Adopted April 28, 2004

Purpose

      The primary purpose of the Nominating Committee is to identify, evaluate and recommend to the Board of Directors (the “Board”) of Yardville National Bancorp (the “Company”) candidates from whom the Board shall select director nominees for election by the Company’s shareholders. If any vacancy on the Board is to be filled by the Board in accordance with the Company’s Restated Certificate of Incorporation or By-Laws, the Nominating Committee shall identify, evaluate and nominate individuals for election by the Board.

Committee Membership

      The Nominating Committee’s membership shall meet the requirements of applicable law and all rules set forth in the Company’s By-Laws and promulgated by the Securities and Exchange Commission (“SEC”), The Nasdaq Stock Market, Inc. (“Nasdaq”) or any other stock exchange or trading market on which the Company’s securities may be listed or approved for quotation (an “Exchange”). The Nominating Committee shall consist of two or more members of the Board, each of whom shall be “independent,” as that term is defined by applicable SEC, Nasdaq and Exchange rules; provided that if the Nominating Committee consists of three or more members, the Nominating Committee may include one member who is not independent to the extent permitted by, and in accordance with, applicable SEC, Nasdaq and Exchange rules.

      The members of the Nominating Committee shall be elected by the Board at the Company’s annual organizational meeting or at any regular or special meeting of the Board, and such members shall serve until their successors shall be duly elected and qualified, or until such member’s removal from the Nominating Committee by the Board, or until such member ceases to be a member of the Board or ceases to meet the independence or other membership requirements set forth in this Charter. Vacancies on the Nominating Committee shall be filled by the Board, and any member of the Nominating Committee may be removed, with or without cause, by the action of a majority of the whole Board. Unless a Chairman of the Nominating Committee is elected by the Board, the members of the Nominating Committee may designate a Chairman by majority vote of the full Nominating Committee membership.

Meetings

      The Nominating Committee shall meet at least once per year and shall meet at the call of the Chairman of the Nominating Committee or of any two members of the Nominating Committee (or if there shall be only one other member, then at the call of that member). A majority of the Nominating Committee membership shall constitute a quorum for the transaction of business (or if there shall be only two members, then both must be present), and the act of a majority of those present at any meeting at which a quorum is present (or if there shall be only two members, then they must act unanimously) shall be the act of the Nominating Committee.

      The Nominating Committee shall keep regular minutes of its proceedings, which minutes shall be recorded in the Minute Book of the Company. The Secretary or any Assistant Secretary of the Company may act as Secretary of the Nominating Committee, if requested, or the Nominating Committee may appoint one of its members to act as Secretary of a meeting. The Nominating Committee may also act by unanimous written consent without a meeting, and any such action taken by written consent also shall be recorded in the Minute Book of the Company.

      The minutes of the Nominating Committee reflecting, among other things, all actions taken by the Nominating Committee, shall be distributed to the Board at the next Board meeting following the meeting of the Nominating Committee that is the subject of such minutes.

Committee Authority and Responsibilities

      To fulfill its responsibilities and duties, the Nominating Committee shall:

•	Identify, evaluate and recommend director candidates for the Board’s selection. The Nominating Committee will seek recommendations for director candidates from members of the Nominating Committee, the Board, and senior management. It will consider candidates recommended by any of the foregoing parties or the Company’s shareholders and may consider candidates recommended by other parties.

•	Administer the policy and procedures set forth in the Company’s By-Laws with regard to the consideration of any director candidates recommended by the Company’s shareholders, as they may be amended from time to time. Such policy and procedures, as existing on the date of the adoption of this Charter, are attached hereto as Exhibit A to the Nominating Committee Charter. The Company will forward any and all information with respect to director candidates received from the Company’s shareholders to the Nominating Committee. Candidates recommended by the Company’s shareholders in accordance with the procedures set forth in the Company’s By-Laws will receive the same consideration as received by the candidates identified by the Nominating Committee.

•	Establish, implement and administer any and all other policies and procedures deemed necessary or desirable by the Nominating Committee to effectuate the Nominating Committee’s purpose and responsibilities, as set forth in this Charter.

•	Review and make recommendations on the range of skills, qualifications and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership. In the case of potential independent director candidates, such eligibility criteria shall be in accordance with SEC, Nasdaq and Exchange rules.

•	In evaluating new candidates for Board nomination, the Nominating Committee shall consider one or more of the following factors, as well as any other factors deemed relevant by the Nominating Committee: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, diversity, technical background, standing in the community and the needs of the Board in light of the current mix of directors’ skills and attributes. In evaluating incumbent directors for re-election, the Nominating Committee shall consider that director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, as well as any other factors deemed relevant by the Nominating Committee.

•	Have authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm fees and other retention terms.

•	Have authority to obtain advice and assistance from internal and external legal, accounting or other advisers, including authority to retain and terminate external legal, accounting or other advisers and sole authority to approve the advisers’ fees and other retention terms.

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Identify candidates for the Business Development Board

•	Annually evaluate its own performance.

Exhibit A to Nominating Committee Charter

Article I, Section 10 of the

By-Laws of Yardville National Bancorp
(adopted as of December 18, 1985, as amended on
April 29, 1986; June 18, 1986; and February 28, 1990)

      Shareholder Nominees and Proposals. Only shareholders or their representatives may participate in any annual or special meeting of the Corporation. A shareholder or his representative who desires to nominate any individual or individuals as directors in opposition to or in addition to any nomination made or expected to be made by the Board of Directors or proposes that shareholders take any action not approved by the Board of Directors shall be permitted to do so only if such shareholder or his representatives follow the procedures set forth below. A shareholder or his representative who wishes to nominate any individual as a director or have the shareholders take any action shall notify the Secretary of the Corporation by registered mail, return receipt requested, (i) with respect to an annual meeting not less than 45 calendar days prior to the date fixed for the annual meeting or, if no date has then been fixed by the Board of Directors, then 60 calendar days in advance of the date of the previous year’s annual meeting, and (ii) with respect to any special meeting, the earlier of 30 days before the date on which the shareholder or his representative proposes, calls or attempts to call any special meeting of the shareholders or 5 days after the shareholder or his representative learns (or with the exercise of reasonable care should have learned) of the Board of Directors intention to call a special meeting of shareholders (but in no event later than 5 days after the notice of meeting is first mailed to shareholders). Any such notice by a shareholder shall specify the following: (i) the name of the shareholder who will make the nomination or proposal or on whose behalf the proposal or nomination will be made; (ii) the names of all other shareholders who are acting directly or indirectly in concert with the shareholder or who have an understanding directly or indirectly with the proposing shareholder; (iii) the number of shares which the shareholder reasonably anticipates may be voted in favor of the proposal; and (iv) the name, address and business background of any nominee and/or the full text of any proposal. Any nomination or proposal (other than those approved by the Board of Directors) shall be disregarded by the Chairman of the shareholders’ meeting unless made pursuant to all of the above procedures. Nothing contained in this section shall permit the transaction of business at a shareholders’ meeting unless the notice for such meeting mailed or delivered to all shareholders contains any required notice of the purpose or purposes of the meeting.

ANNUAL MEETING OF SHAREHOLDERS

The Conference Center at Mercer

on the West Windsor Campus of

Mercer County Community College

1200 Old Trenton Road

West Windsor, New Jersey

(609) 586-4800

June 3, 2004  – 10:00 AM E.S.T.

Directions to the West Windsor Campus

From North or South via US 1

Exit onto Quakerbridge Road, South 533

After two miles, left onto Hughes Drive
Follow Hughes Drive past Mercer County Park entrance
Campus entrance is on left

From North or South via Interstate 95/295

Take Interstate 95 (which becomes Interstate 295)

to Exit 65A, Sloan Ave. E. East on Sloan Ave.
(becomes Flock Rd.) to end (Edinburg Rd.)
Left onto Edinburg Rd. to campus entrance (jughandle right)

From North via NJ Turnpike

Turnpike Exit 8 at Hightstown onto 33 West

33 West to 571 in downtown Hightstown
Right onto 571
Continue on 571 to 535
Left onto 535 (Old Trenton Road),
five miles to campus entrance on right,
after Mercer County Park

From South via NJ Turnpike

Turnpike Exit 7A (Interstate 195)

West on I-195 to Exit 5B
(first exit off I-195)
North on NJ. 130 to first light (526)
Left onto 526 to first light
Bear left at light, then take immediate right (still 526)
526 to end, 535 (Old Trenton Rd.)
Left onto 535, two miles to campus entrance on right, after Mercer County Park

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY YARDVILLE NATIONAL BANCORP

ANNUAL MEETING OF SHAREHOLDERS
JUNE 3, 2004

The undersigned hereby appoints Gilbert W. Lugossy and Louis R. Matlack, with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, all the shares of Yardville National Bancorp common stock held of record by the undersigned at the close of business on April 23, 2004, at the annual meeting of shareholders, to be held June 3, 2004, and at any and all adjournments or postponements thereof. The Board of Directors recommends a vote “FOR” the election of each of the director nominees listed herein.

Should a director nominee be unable to serve as a director, an event Yardville National Bancorp does not currently anticipate, the persons named in this proxy reserve the right, in their discretion to vote for a substitute nominee designated by the Board of Directors.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

The election of Elbert G.	For	With-	For All
Basolis, Jr., Anthony M.		hold	Except
Giampetro, M.D., Patrick M.
Ryan, Martin Tuchman and F.	[ ]	[ ]	[ ]
Kevin Tylus as directors of
Yardville National Bancorp
each for a term of three years
and the election of Samuel D.
Marrazzo as a director of
Yardville National Bancorp for
a term of two years

INSTRUCTIONS: To vote for all the nominees mark the box “FOR” with an “X”. To withhold your vote for all the nominees mark the box. “WITHHOLD” with an “X”. To withhold your vote for an individual nominee mark the box “FOR ALL EXCEPT” and write the name of the nominee(s) on the following line for whom you wish to withhold your vote.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of each of the director nominees listed herein. If any other business is presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

This proxy may be revoked at any time before it is voted on by delivering to the Secretary of Yardville National Bancorp, on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of common stock, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of the persons named in this proxy shall be deemed terminated and of no further force and effect.

Detach above card, sign, date and mail in postage paid envelope provided

YARDVILLE NATIONAL BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned acknowledges receipt from Yardville National Bancorp, prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to be held on June 3, 2004, the Proxy Statement dated May 3, 2004 and Yardville National Bancorp’s Annual Report to Shareholders for the fiscal year ended December 31, 2003.

           Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.

     PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

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